Appvion Reports First Quarter 2016 Results

Operating income more than doubled compared to first quarter 2015

APPLETON, Wis., May 9, 2016 /PRNewswire/ -- Appvion reported first quarter 2016 operating income of $9.6 million compared to $4.3 million during first quarter 2015. Current year quarterly earnings were higher due to continued improvements in operating performance and execution of cost-saving initiatives in both the thermal papers and carbonless papers businesses, as well as improved pricing in the thermal papers business. In addition, current quarter selling, general and administrative (SG&A) expenses were $1.6 million, or 5.7%, lower than the previous year quarter primarily due to lower people costs and distribution expenses.

First quarter 2016 adjusted EBITDA rose 25% compared to the same period in 2015. First quarter 2016 earnings benefited from improved prices for the Company's thermal products and a more than $7 million reduction in manufacturing and raw materials spending resulting from strong operational performance.

"We continued to build on the operational improvements we achieved in the second half of 2015 to deliver strong first quarter results," said Kevin Gilligan, Appvion's chief executive officer. "Improved operating performance enables us to focus on innovating for our customers through new product development and introduction." Those efforts included introduction of three new Triumph™ high-speed inkjet products and an expanding development pipeline of new thermal products.

Appvion's first quarter 2016 net sales of $180.5 million decreased $3.4 million, or 1.8%, compared to first quarter 2015. Shipment volumes were approximately 2% lower compared to a strong first quarter 2015, though over 3% higher than fourth quarter 2015 shipments. Thermal papers net sales of $101.9 million were $7.3 million, or 7.7%, higher than the first quarter of 2015, with shipment volumes increasing approximately 7%. Carbonless papers net sales of $78.6 million were $10.7 million, or 12.0%, lower than the first quarter of 2015, with shipment volumes down approximately 11% against first quarter 2015 which was the segment's strongest prior year quarter.

Continued volume growth for the Company's thermal tag, label and entertainment (TLE) products as well as its thermal receipt paper, combined with specialty products volume growth, helped Appvion offset volume decline for carbonless paper. Volume for Appvion's thermal TLE products rose nearly 9% in first quarter 2016 compared to first quarter 2015. Volume for the Company's thermal receipt paper grew nearly 4% in first quarter 2016 compared to the same period in 2015, and specialty products volume increased more than 2%.

The average selling price for the Company's thermal receipt paper increased 7% compared to fourth quarter 2015. Prices for the Company's thermal receipt paper are also approximately 11% higher than their low in 2015 and reflect increasing demand for the product that began in the second half of 2015.

"Improved pricing and demand for our thermal products, combined with our strong operational performance and reduced spending, were the keys to our improved first quarter performance," said Gilligan. "Our company performed well and I'm confident that we will continue to improve."

First Quarter Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	April 3, 2016	April 5, 2015	April 3, 2016	April 5, 2015

Thermal Papers	$ 101.9	$ 94.6	$ 3.9	$ (2.0)
Carbonless Papers	78.6	89.3	7.5	8.5
Other (Unallocated)	--	--	(1.8)	(2.2)
	$ 180.5	$ 183.9	$ 9.6	$ 4.3

Thermal Papers
Thermal papers first quarter 2016 net sales of $101.9 million increased $7.3 million, or 7.7%, compared to first quarter 2015 net sales of $94.6 million. During the first quarter of 2016, shipment volumes increased approximately 7% compared to the same period last year. Shipment volumes of TLE products were up nearly 9% while shipments of receipt paper were approximately 4% higher than first quarter 2015.

The thermal papers segment recorded operating income of $3.9 million for first quarter 2016. This compared to a first quarter 2015 operating loss of $2.0 million. Continued improvements in operating performance and execution of cost savings initiatives added $3.6 million to earnings. Current quarter operating results were also favorably impacted by volume, $1.5 million, and improved pricing and product mix of $1.3 million, slightly offset by unfavorable fluctuations in the Euro and Canadian dollar of $1.3 million. During first quarter 2016, SG&A and other expenses were $0.8 million lower than in first quarter 2015.

Carbonless Papers
Carbonless papers first quarter 2016 net sales of $78.6 million declined $10.7 million, or 12.0%, compared to the same period last year. Current quarter shipment volumes were approximately 11% lower when compared to a strong first quarter 2015, though were more than 5% higher than fourth quarter 2015 shipments.

The carbonless papers segment recorded operating income of $7.5 million for first quarter 2016 compared to operating income of $8.5 million in first quarter 2015. Current quarter operating results were impacted by unfavorable volume and product pricing of $6.1 million, as well as unfavorable fluctuations in the Canadian dollar of $0.5 million, partially offset by reduced downtime costs from first quarter 2015 at the Roaring Spring, Pennsylvania mill, continued improvements in operating performance and execution of cost savings initiatives totaling $3.7 million. During first quarter 2016, SG&A and other were $1.9 million lower than in first quarter 2015.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. First quarter 2016 expenses of $1.8 million were $0.4 million lower than first quarter 2015.

Balance Sheet
At the end of the first quarter 2016, the Company held cash balances of $2.3 million compared to cash balances of $1.8 million at year-end 2015. Due to the required adoption of a new accounting standard, $8.1 million of unamortized debt issuance costs were reclassified from other long-term assets to long-term debt on the year-end 2015 Condensed Consolidated Balance Sheet as of January 2, 2016 resulting in restated net debt of $413.5 million. At the end of first quarter 2016, net debt was $414.3 million.

Outlook
Gilligan said Appvion will continue to focus on improved operational performance and strategic cost reduction initiatives. "We have identified and prioritized significant improvement opportunities and cost-saving initiatives which we expect will help us to continue to deliver operational improvements and earnings enhancements."

Gilligan added that second quarter earnings will reflect the cost of the annual maintenance shutdown of the Roaring Spring, Pennsylvania mill. Historically, the cost to complete this scheduled annual maintenance work is $3.5 - $4.0 million.

The Company expects continued strong demand for its thermal receipt paper and TLE grades as a result of improved market conditions and account gains. The Company has built inventory accordingly to maintain service levels to customers. Appvion expects to realize ongoing benefit of improved pricing for its thermal receipt paper as a result of the 4% to 6% price increase that became effective January 1.

The Company expects its carbonless segment will continue to benefit from sales of its expanding portfolio of specialty papers that includes its kaBoom!™ colored papers and the first quarter introduction of three new Triumph™ high-speed inkjet products.

Earnings release conference call
Appvion will host a conference call to discuss its first quarter 2016 results on Tuesday, May 10, 2016, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc. Consolidated Statements of Operations (dollars in millions) (unaudited)

	For the Three Months Ended	For the Three Months Ended
	April 3, 2016	April 5, 2015

Net sales	$ 180.5	$ 183.9
Cost of sales	144.3	151.4

Gross profit	36.2	32.5

Selling, general and administrative expenses	26.6	28.2

Operating income	9.6	4.3

Other expense (income)
Interest expense, net	10.2	12.8
Foreign exchange (gain) loss	(0.5)	1.4
Other expense	0.2	0.3
Loss from continuing operations before income taxes	(0.3)	(10.2)
Provision for income taxes	0.1	0.1

Loss from continuing operations	(0.4)	(10.3)

Discontinued operations
Income from discontinued operations	--	4.5

Net loss	$ (0.4)	$ (5.8)

Other Financial Data:
Depreciation and amortization from continuing operations	$ 6.7	$ 6.7

Table 2

Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions)
(unaudited)

	April 3, 2016	January 2, 2016

Cash and cash equivalents	$ 2.3	$ 1.8
Accounts receivable	46.3	41.6
Inventories	92.9	87.2
Other current assets	4.2	4.7
Total current assets	145.7	135.3

Property, plant and equipment, net	211.7	214.9

Other long-term assets	45.0	48.2

Total assets	$ 402.4	$ 398.4

Accounts payable	$ 52.2	$ 51.1
Other current liabilities	59.7	53.4
Total current liabilities	111.9	104.5

Long-term debt	414.9	413.8

Other long-term liabilities	161.6	163.6
Total equity	(286.0)	(283.5)

Total liabilities & equity	$ 402.4	$ 398.4

Table 3

Appvion, Inc. Adjusted EBITDA (dollars in millions) (unaudited)

	For the Three Months Ended	For the Three Months Ended
	April 3, 2016	April 5, 2015

Net loss	$ (0.4)	$ (5.8)
Income from discontinued operations	--	(4.5)

Loss from continuing operations	(0.4)	(10.3)

Add:
Interest expense, net	10.2	12.8
Provision for income taxes	0.1	0.1
Depreciation	6.0	6.1
Amortization	0.7	0.6
Foreign exchange (gain) loss	(0.5)	1.4
Other expense	0.2	0.3

EBITDA	16.3	11.0

Mark-to-market accounting for retiree benefits expense	0.1	1.5
Severance	0.1	0.4
Fox River, ITC & other fees	0.1	--
ESOP contributions and issuances	0.5	0.7

Adjusted EBITDA	$ 17.1	$ 13.6

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com